                                  SCHEDULE 14A

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                ATLAS AIR, INC.
--------------------------------------------------------------------------------
               (Names of Registrant as Specified In Its Charters)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of the transaction:

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     (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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

                             [ATLAS AIR, INC. LOGO]

                                ATLAS AIR, INC.
                               538 COMMONS DRIVE
                             GOLDEN, COLORADO 80401

                                                                  April 12, 1997

Dear Stockholder:

     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Atlas Air, Inc. The Annual Meeting will be held at 10:00 a.m. Denver time on Tuesday, May 13, 1997, at the Hyatt Regency Denver, 1750 Welton Street, Denver, Colorado 80202.

     The business to be conducted at the meeting is outlined in the attached Notice of Annual Meeting and Proxy Statement. In addition, members of management will report on the Company's operations and answer stockholder questions.

     It is important that your shares be represented at the meeting whether or not you plan to attend. Accordingly, we request your cooperation by promptly signing, dating and mailing the enclosed proxy in the envelope provided for your convenience. If you attend the meeting and wish to vote in person, you may revoke your proxy at that time.

                                            Sincerely,

                                            /s/ Michael A. Chowdry
                                            MICHAEL A. CHOWDRY
                                            Chairman of the Board and
                                            Chief Executive Officer

                                ATLAS AIR, INC.
                               538 COMMONS DRIVE
                             GOLDEN, COLORADO 80401

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                  April 12, 1997

To the Stockholders of ATLAS AIR, INC.:

     The Annual Meeting of Stockholders of Atlas Air, Inc. (the "Company") will be held on Tuesday, May 13, 1997 at 10:00 a.m., at the Hyatt Regency Denver, Denver, Colorado, for the following purposes: (i) to elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualify; (ii) to approve the appointment of Arthur Andersen LLP as independent auditors of the Company for fiscal year 1997; and
(iii) to transact such other business as may properly come before the meeting.

     The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting or at any adjournment thereof is the close of business on March 24, 1997.

     A copy of the Company's Annual Report on Form 10-K (the "Form 10-K"), as filed with the Securities and Exchange Commission (the "Commission") for the year ended December 31, 1996, is enclosed.

     Your vote is important. If you do not expect to be present at the meeting and wish your stock to be voted, please sign and date the enclosed Proxy and mail it promptly in the enclosed reply envelope addressed to American Securities Transfer, Inc., Attention: Proxy Department, 938 Quail Street, Suite 101, Lakewood, Colorado, 80215.

                                            By order of the Board
                                            of Directors,

                                            /s/ Clark H. Onstad

                                            CLARK H. ONSTAD
                                            Senior Vice President,
                                            General Counsel
                                            and Secretary

                                ATLAS AIR, INC.
                               538 COMMONS DRIVE
                             GOLDEN, COLORADO 80401

                            PROXY STATEMENT FOR THE
                      1997 ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The accompanying proxy, being mailed to stockholders on or about April 12, 1997, is solicited by the Board of Directors of Atlas Air, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held on Tuesday, May 13, 1997. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 is being furnished to each stockholder with this Proxy Statement. If a proxy is received before the Meeting, the shares represented by it will be voted unless the proxy is revoked by written notice prior to the Meeting or by voting by ballot at the Meeting. If matters other than those set forth in the accompanying Notice of Annual Meeting are presented at the Meeting for action, which is not currently anticipated, the proxy holders will vote the proxies in accordance with their best judgment.

     The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, or by employees of the Company. The Company may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

              STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

     Only stockholders of record at the close of business on March 24, 1997, will be entitled to vote at the Annual Meeting. On that date there were 22,450,229 shares of the Common Stock of the Company (the "Common Stock") outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

                         ITEM 1. ELECTION OF DIRECTORS

     Seven directors are to be elected at the Meeting, each director to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified. The persons named as proxies on the enclosed proxy have been designated by the Board of Directors and intend to vote, unless otherwise directed, for the nominees listed below. With the exception of Mr. Clarkson, all of such nominees are currently directors of the Company.

     The Board of Directors has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, if at the time of the Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominees, vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, or vote to reduce the number of directors for the ensuing year, as the Board of Directors recommends. In no event, however, can the proxy be voted to elect more than seven directors. The election of the nominees to the Board of Directors requires the affirmative vote of a plurality of the shares held by stockholders present at the Meeting in person or by proxy.

INFORMATION WITH RESPECT TO NOMINEES

     The following information sets forth the name and age of each nominee, all other positions or offices, if any, now held by him with the Company and his principal occupation during the past five years.

     James J. Blanchard, 54, was United States Ambassador to Canada from August, 1993 until April, 1996. From 1991 to 1993, he was a partner in the Washington, D.C. law firm of Verner, Liipfert, Bernhard,

McPherson and Hand. He served as Governor of Michigan for eight years (1983-1991). From 1975 to 1983 he served as a member of the United States House of Representatives. Before election to Congress, Ambassador Blanchard was Assistant Attorney General of Michigan (1969-1974). He has been awarded the State Department's Foreign Affairs Award for Public Service and the International Freedom Festival's Freedom Award.

     Michael A. Chowdry, 42, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception in August 1992, and served as President from July 1995 to May 1996. He is also Chairman of the Board (since its inception in April 1985) of Aeronautics Leasing, Inc., an affiliate of the Company ("ALI"). Prior to his founding of ALI, he formed a Colorado-based certificated commuter air carrier in 1981, and was the principal stockholder of Skybus, Inc., the certificated air carrier successor to Frontier Horizon Airlines, from 1984 to 1985. He has been involved in the operation, acquisition, financing and disposition of aircraft and aviation assets since 1978.

     Lawrence W. Clarkson, 58, has been President of Boeing Enterprises since February 1997, where he is responsible for establishing and directing new commercial airplane-related business acquisitions, joint ventures and other relationships outside of the traditional business scope of The Boeing Company ("Boeing"). Since April 1992 he has also been a Senior Vice President of Boeing. He previously held various management and executive positions with Boeing which he joined in 1987. Prior to that, for twenty years he held various management and executive positions with Pratt & Whitney. He serves as Vice Chairman of the National Bureau of Asian Research, Chairman of U.S.-Pacific Economic Cooperation Council and Chairman of the National Center for APEC, and as a Director of the U.S.-China Business Council, the National Association of Manufacturers and the Atlantic Council. He also serves on the U.S.-Japan Joint High Level Advisory Panel and is a member of the Council on Foreign Relations, the Pacific Council on International Policy and the National Research Council -- Committee on Japan.

     Mickey P. Foret, 51, has been a member of the Company's Board of Directors and President of the Company since June 1996. From September 1993 to May 1996, he was Executive Vice President -- Chief Financial Officer at Northwest Airlines; he had joined Northwest as Senior Vice President Planning and Finance in December 1992. From 1990 to 1992, he was President of KLC, Inc., an airline consulting firm, and President and Chief Executive Officer of KLH Computers, Inc., a personal computer manufacturer. From 1974 to 1990, he held various management and executive positions with Continental Airlines Holdings, Inc., and various of its affiliates and corporate predecessors, including Continental Airlines, Inc., where he served as President and Chief Financial Officer; Chelsea Catering Company, Inc., where he served as Chairman and Chief Executive Officer; Eastern Airlines, Inc., where he served as Senior Vice
President -- Finance and International; and, Texas International Airlines, where he served as Vice President and Treasurer. He is currently a director of Nor Am Energy Corporation.

     David T. McLaughlin, 64, has been a member of the Company's Board of Directors since September 1995. He has been President and Chief Executive Officer of The Aspen Institute since his appointment in 1988, as well as Chairman of its Board of Trustees since 1994. From 1972 to 1977 he served as Chief Executive Officer of The Toro Company, and served as its Chairman from 1977 to 1981. From 1981 to 1987, he served as president of Dartmouth College. He is currently a director of ARCO, Chase Manhattan Corporation, Westinghouse Electric Corporation, CBS Inc., Standard Fusee Corporation, and PartnerRe, Inc. and serves as a member of the Board of Trustees of the Asia Foundation Center for Asian Pacific Affairs.

     Brian Rowe, 65, has been a member of the Company's Board of Directors since March 1995. He retired as Chairman of the General Electric Aircraft Engines division of the General Electric Company in January 1995, a position he held since September 1993, where he was in charge of world-wide sales of GE engines. Prior to that, he held various management and executive positions with General Electric, which he joined in 1957, including President of General Electric Aircraft Engines (from 1979 to 1993), Vice President and General Manager of the Aircraft Engineering Division (from 1976 to 1979), Vice President and General Manager of the Airline Programs Division (from 1974 to 1976) and Vice President and General Manager of the Commercial Engine Projects Division (from 1972 to
1974).

     Richard H. Shuyler, 50, has been a member of the Company's Board of Directors since March 1995 and has been Senior Vice President -- Finance, Chief Financial Officer and Treasurer of the Company since

June 1994. From January 1993 to June 1994, he was Senior Vice
President -- Finance and Chief Financial Officer at Trans World Airlines, Inc. ("TWA"). From 1975 to 1992, he held various management and executive positions with Continental Airlines, Inc., and various of its affiliates and corporate predecessors, including Texas International Airlines, Inc., Texas Air Corporation and New York Air, serving as Senior Vice President -- Finance and Chief Financial Officer at those entities. TWA filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code on June 30, 1995.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
                   VOTE FOR THE ELECTION OF EACH NOMINEE FOR
                             DIRECTOR NAMED ABOVE.

EXECUTIVE OFFICERS

     The following table sets forth as of the date hereof the executive officers of the Company.

                NAME                                        POSITION(S)
                ----                                        -----------
Michael A. Chowdry...................  Chairman of the Board and Chief Executive Officer
Mickey P. Foret......................  President
Richard H. Shuyler...................  Senior Vice President -- Finance, Chief Financial
                                       Officer and Treasurer
Clark H. Onstad......................  Senior Vice President, General Counsel and Secretary
James T. Matheny.....................  Senior Vice President -- Operations
R. Terrence Rendleman................  Senior Vice President -- Flight and Technical
                                       Operations

     For biographical information about Messrs. Chowdry, Foret and Shuyler see "Information With Respect to Nominees".

     Clark H. Onstad, 51, has been Senior Vice President, General Counsel and Secretary of the Company since March 1995. From 1991 to 1995, he was affiliated with the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson and Hand. From 1982 to 1990, he held various executive positions with Texas Air Corporation and its Continental Airlines, Inc. subsidiary, including Senior Vice President -- Properties, Purchasing and Government Affairs. From 1977 to 1981, he served as Chief Counsel of the Federal Aviation Administration. Prior to that, he was affiliated with the Washington, D.C. law firm of Ginsberg, Feldman and Bress.

     James T. Matheny, 58, has been Senior Vice President -- Operations of the Company since December 1992. From 1991 to 1992, he was Director -- Quality Assurance and subsequently, Vice President -- Maintenance and Engineering for Eastern Airlines, Inc. From 1961 to 1991, he served in the United States Navy, rising to Commanding Officer of an aircraft squadron, two air wings and an aircraft carrier, and Operations Officer of the Seventh Fleet based in Japan.

     R. Terrence Rendleman, 52, has been Senior Vice President -- Technical Services and Flight Operations since January 1, 1997. From June 1993 to December 1996, he was Senior Vice President for Maintenance Operations at United Airlines. Prior to that, he served as Senior Vice President -- Technical Operations at Northwest Airlines from April 1985 to June 1993. From January 1983 to April 1985, he served as Vice President of Engineering and Maintenance at Braniff Airlines, where he was a Boeing 727 pilot from 1979 to 1983.

      SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

     Set forth in the following table is the beneficial ownership of Common Stock as of April 10, 1997 for (i) each person (or group of affiliated persons) known to the Company to be the beneficial owner of more than 5% of Common Stock,
(ii) all Directors, (iii) each of the Company's five most highly compensated executive officers, including the Company's Chief Executive Officer and President (the "Named Executive Officers") and (iv) all Directors and Named Executive Officers as a group.

                                                       NUMBER OF SHARES OF       PERCENT OF
                                                          COMMON STOCK           OUTSTANDING
                        NAME                          BENEFICIALLY OWNED(1)        SHARES
                        ----                          ---------------------      -----------
Michael A. Chowdry(2)...............................       13,291,628                59.2%
Mickey P. Foret.....................................           77,180                    *
Richard H. Shuyler..................................          114,425                    *
David M. McElroy....................................                0                    *
Clark H. Onstad.....................................           55,365                    *
James T. Matheny....................................           37,021                    *
Brian Rowe..........................................           16,000                    *
James J. Blanchard..................................            1,000                    *
David T. McLaughlin.................................            2,500                    *
All Directors and Executive Officers as a Group.....       13,595,119                60.6%

---------------

 *  Represents less than 1% beneficial ownership.

(1) Unless otherwise indicated, ownership means sole voting and investment power. As to each person or group named in the table, the table includes the following shares issuable upon the exercise of options that are exercisable within 60 days from April 10, 1997: Mr. Chowdry -- 35,627 shares; Mr.
    Foret -- 77,180 shares; Mr. Shuyler -- 96,365 shares; Mr. McElroy -- 0 shares; Mr. Onstad -- 55,365 shares; Mr. Matheny -- 37,021 shares; Mr.
    Rowe -- 2,000 shares; Mr. Blanchard -- 1,000 shares; Mr. McLaughlin -- 2,000 shares; and all directors and executive officers as a group -- 306,558 shares.

(2) The number of shares of Common Stock listed for Mr. Chowdry includes 5,981,000 shares held by Chowdry Limited Partnership (a limited partnership, the general partner of which is Chowdry, Inc. and whose limited partner is a trust for the benefit of Mr. Chowdry's children) and 1,170,000 shares held by Chowdry, Inc. Mr. Chowdry is the sole stockholder and director of Chowdry, Inc. Mr. Chowdry has the sole voting and disposition powers with respect to these shares.

               BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES

     The Board of Directors held six meetings during 1996. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the Director served during 1996, except Mr. Blanchard who attended 66% of the meetings. For each director this calculation is based upon such committee and Board meetings as occurred after such Director commenced service on the Board of Directors.

     The Board of Directors has a standing Compensation Committee and a standing Audit Committee. The membership of these committees is determined from time to time by the Board.

     The Compensation Committee, which consists of Michael A. Chowdry and Brian Rowe, held three meetings during 1996. The Compensation Committee administers the Company's executive compensation programs, which includes determining the bonuses, if any, given to executive officers, and also administers the Employee Stock Purchase Plan and the portion of the Company's 1995 Long Term Incentive and Share Award Plan (the "1995 Stock Option Plan") applicable to employees.

     The Audit Committee, which consists of Brian Rowe and David T. McLaughlin, did not hold any meetings during 1996. It has been the Company's practice to provide detailed financial information at each meeting of the Board of Directors. The principal functions of the Audit Committee are to review the scope of the annual audit and the annual audit report of the independent auditors, recommend the firm of independent auditors to perform such audits, consider non-audit functions proposed to be performed by the independent auditors, review the functions performed by the internal audit staff, ascertain whether the recommendations of auditors are satisfactorily implemented and recommend such special studies or actions which the Committee deems desirable.

     The Company's non-employee directors receive $10,000 on a quarterly basis for their services, and receive $2,500 for each Board meeting attended in person. In August 1996, the Company established the Director Stock Plan (the "Director Plan"), which provides the Company's non-employee directors the option to receive all or a portion of their quarterly remuneration in Common Stock instead of cash. If a non-employee director elects at the commencement of any quarter to receive his quarterly remuneration, or a portion thereof, in Common Stock, the number of shares received is determined by dividing the average price for the 30-day period immediately preceding the end of the quarter into the amount of compensation earned for the quarter which the non-employee director chooses not to receive in cash. The effective date of this Director Plan was January 1, 1997.

     In addition, pursuant to the Company's 1995 Stock Option Plan, non-employee directors of the Company receive options to purchase 1,000 shares of Common Stock upon their initial election or appointment to the Board at an exercise price equal to the fair market value of the Common Stock at the time of such election or appointment, and all non-employee directors receive options to purchase 1,000 shares of Common Stock on August 16 of each year. The Company reimburses non-employee directors for out-of-pocket travel expenditures relating to their service on the Board.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to the Company. Based on a review of these reports and written representations from the Company's directors and officers regarding the necessity of filing a report, the Company believes that during 1996 all filing requirements were met on a timely basis, except Form 3 reports of initial stock ownership which were not timely filed for Messrs. Blanchard and Foret.

            COMPENSATION COMMITTEE INTERLOCKS, INSIDER PARTICIPATION
                            AND CERTAIN TRANSACTIONS

     The members of the Compensation Committee are Messrs. Rowe and Chowdry. Mr. Chowdry is the Chairman of the Board and Chief Executive Officer of the Company.

     In August and September 1995, the Company extended demand loans to three senior vice presidents of the Company in the aggregate amount of $550,000, bearing interest at an annual rate of 7.50%. Two of the loans plus interest were paid in full in April and May 1996. A loan of up to $750,000, bearing interest at 5.87% was extended in June 1996 to one officer for the purpose of constructing a residence. As of December 31, 1996 the outstanding balance of officer demand loans was $473,000.

     During 1996, the Company rented a Cessna Citation SP, on an as needed basis, from MAC Flightlease, Inc. for the purpose of corporate business travel. MAC Flightlease, Inc. is wholly-owned by the wife of Mr. Chowdry. The Company paid $265,000 in 1996 for such travel, at rates which are considered by the Company to be at fair market value.

     Mr. Clarkson is President of Boeing Enterprises and Senior Vice President of The Boeing Company ("Boeing"). During 1996, the Company paid Boeing approximately $46.9 million for the conversion of certain aircraft into freighter configuration, the purchase of parts and other services.

     Mr. Blanchard is a partner of the law firm of Verner, Liipfert, Bernhard, McPherson and Hand which rendered legal services to the Company in 1996.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for 1996, 1995 and 1994, the compensation of the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                       ANNUAL COMPENSATION                      AWARDS
                                        --------------------------------------------------   ------------
                                                                                              SECURITIES
                                                                            OTHER ANNUAL      UNDERLYING     ALL OTHER
          NAME AND POSITION             YEAR   SALARY(1)     BONUS         COMPENSATION(2)     OPTIONS      COMPENSATION
          -----------------             ----   ---------   ----------      ---------------   ------------   ------------
Michael A. Chowdry....................  1996   $670,414    $  363,750(3)     $   50,888              0        $      0
  Chairman of the Board                 1995    563,783       240,000            49,684              0               0
  and Chief Executive Officer           1994    463,542        16,800            48,818              0               0
Mickey P. Foret.......................  1996    233,333     3,041,049(3)(4)       5,268        300,000               0
  President and Director                1995          0             0                 0              0               0
                                        1994          0             0                 0              0               0
Richard H. Shuyler....................  1996    240,897       131,250(3)      1,021,318              0               0
  Senior Vice President -- Finance,     1995    188,470        87,500            16,013        150,391               0
  Chief Financial Officer,              1994     89,444       125,000             8,006              0               0
  Treasurer and Director(5)
David M. McElroy......................  1996    109,375             0         2,805,999              0               0
  Director(6)                           1995    204,944        43,750            13,670        179,688          10,883(7)
                                        1994    176,267         7,263             3,417              0          35,208(7)
Clark H. Onstad.......................  1996    225,510       131,250(3)      2,129,817              0               0
  Senior Vice President,                1995    142,857             0            12,042        150,391         125,000(9)
  General Counsel and Secretary(8)      1994          0             0                 0              0               0
James T. Matheny......................  1996    180,207       131,250(3)      1,671,822              0               0
  Senior Vice President -- Operations   1995    128,342             0                 0         93,750               0
                                        1994    111,200        23,850                 0              0               0
George Murnane III....................  1996     29,167             0         1,857,669              0         313,349(11)
  Senior Vice President(10)             1995     43,750       125,000             1,495         80,000               0
                                        1994          0             0                 0              0               0

---------------

 (1) Includes amounts paid under the Profit Sharing Plan.

 (2) Represents compensation derived from the exercise of stock options, the furnishing of Company-owned automobiles, relocation cost reimbursements and other personal benefits.

 (3) The Compensation Committee determined that, in lieu of cash, a portion of the annual bonuses for Messrs. Chowdry, Foret, Shuyler, Onstad and Matheny would be paid in stock options having a value based upon the Black-Scholes pricing method equal to the dollar amount of such bonuses. Such stock options will have a term of five years and are immediately exercisable at $26.00 per share. Mr. Chowdry received 35,627 options; Mr. Foret received 17,180 options; Mr. Shuyler received 12,855 options; Mr. Onstad received 12,855 options; and Mr. Matheny received 12,855 options.

 (4) Mr. Foret commenced employment with the Company on June 1, 1996, and received a signing bonus of $2,865,639.

 (5) Mr. Shuyler commenced employment with the Company on June 26, 1994.

 (6) Mr. McElroy resigned as Senior Vice President of the Company in August
     1996.

 (7) Represents payments made with respect to a certain retirement plan funded on behalf of Mr. McElroy by the Company.

 (8) Mr. Onstad commenced employment with the Company on March 6, 1995.

 (9) Represents forgiveness of a loan from the Company.

(10) Mr. Murnane commenced employment with the Company on October 1, 1995.

(11) Represents payments made to Mr. Murnane in connection with his resignation from the Company on February 27, 1996.

     The following table sets forth information with respect to grants of stock options to each of the Named Executive Officers during the year ended December 31, 1996.

                             OPTION GRANTS IN 1996

                                                                                                  POTENTIAL REALIZABLE
                                                                                                    VALUE AT ASSUMED
                                           NUMBER      PERCENTAGE OF                             ANNUAL RATES OF STOCK
                                         SECURITIES    TOTAL OPTIONS                             PRICE APPRECIATION FOR
                                         UNDERLYING     GRANTED TO     EXERCISE                      OPTION TERM(2)
                                           OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   ------------------------
                 NAME                    GRANTED(1)     FISCAL 1996      SHARE        DATE          5%           10%
                 ----                    -----------   -------------   ---------   ----------   ----------   -----------
Mickey P. Foret........................  300,000(3)        82.2%        $41.75      06/01/06    $7,878,000   $19,962,000

---------------

(1) There were no stock options granted to Messrs. Chowdry, Shuyler, McElroy, Onstad, Matheny or Murnane.

(2) The potential realizable value uses the hypothetical rates specified by the Securities and Exchange Commission and is not intended to forecast future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for this valuation as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. In fact, the Company disavows the ability of this or any other valuation model to predict or estimate the Company's future stock price or to place a reasonably accurate present value on the stock options because all models depend on assumptions about the stock's future price movement, which is unknown. The value indicated is a net amount, as the aggregate exercise price has been deducted from the final appreciated value.

(3) The stock options were granted in April 1996, and become exercisable ratably on June 1, 1997, June 1, 1998, June 1, 1999, June 1, 2000 and June 1, 2001.

     The following table sets forth information with respect to each of the Named Executive Officers concerning the value of all exercised and unexercised stock options of such individuals at December 31, 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING                 VALUE OF UNEXERCISED
                                  SHARES                         UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                 ACQUIRED        VALUE       ----------------------------    ----------------------------
             NAME               ON EXERCISE     REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
             ----               -----------    ----------    -----------    -------------    -----------    -------------
Mickey P. Foret...............          0      $        0           0          300,000       $        0      $1,350,000
Richard H. Shuyler............     48,000         959,000      64,630           37,761        2,229,558       1,142,270
David M. McElroy..............    143,229       2,796,886           0                0                0               0
Clark H. Onstad...............     89,000       2,044,938      23,630           37,761          743,308       1,142,270
James T. Matheny..............     55,000       1,668,906       9,583           29,167          289,886         882,302
George Murnane III............     80,000       1,855,000           0                0                0               0

EMPLOYMENT AGREEMENTS

     Mr. Michael A. Chowdry has entered into an employment agreement with the Company that provides for a base salary of $485,000 per annum and discretionary annual bonuses to be determined by the Compensation Committee of the Board of Directors of the Company. The employment agreement will expire June 30, 2002 and is subject to termination by either party with or without cause. If the employment agreement is terminated by the Company without cause, Mr. Chowdry would be entitled to receive a termination payment equal to twelve months of his base compensation.

     The Company has also entered into employment agreements with Messrs. Shuyler, Onstad and Matheny, each of which will expire on June 30, 1998. The Company entered into an employment agreement with Mr. Rendleman on November 18, 1996, which will expire on November 18, 2001. Each such agreement will be subject to termination by either party with or without cause. If such employment agreements are terminated by the Company without cause, the employees are entitled to receive a termination payment equal to twelve months of their base compensation and all the options granted to such employees under the 1995 Stock Option Plan will vest on the date of such termination, except Mr. Rendleman will receive a termination payment equal to twice his base annual compensation. The employment agreements with Messrs. Shuyler and Onstad each provide for an annual salary of $175,000, while the employment agreement with Mr. Rendleman provides for an annual salary of $150,000. Mr. Matheny's employment agreement established a salary of $110,000 based on his role as Vice President. Subsequent thereto, Mr. Matheny was promoted to Senior Vice President and his salary is $175,000. In addition to the annual salary, each employee may receive an annual bonus at the discretion of the Compensation Committee. Mr. Rendleman is guaranteed a bonus of no less than 50% of his base annual compensation for 1997 and 1998. The employment agreements require that the employees devote substantially all of their time to the Company.

     In February 1996, the Company entered into a separation agreement with Mr. Murnane, a former executive officer of the Company. Pursuant to this agreement, the Company paid Mr. Murnane $262,500 of compensation and approximately $51,000 for other fringe benefits. In addition, stock options for 80,000 shares of Common Stock at an exercise price of $22.25 per share granted to Mr. Murnane in October 1995 became immediately exercisable.

     The Company entered into an employment agreement with Mr. Foret dated as of April 19, 1996, pursuant to which Mr. Foret began his employment as president of the Company effective June 1, 1996. The agreement will expire on May 31, 1999. The employment agreement provides for a base annual salary of $400,000. In addition, Mr. Foret received signing bonuses of $750,000 and $2,115,639 on June 1, 1996 and January 1, 1997, respectively, and is entitled to an annual bonus at the discretion of the Compensation Committee. The agreement provides that Mr. Foret be granted options on the commencement of his employment under the 1995 Stock Option Plan to purchase 300,000 shares of Common Stock at an exercise price of $41.75 per share, exercisable in five equal installments commencing one year following the date of grant and annually thereafter. The agreement is subject to termination by either party with or without cause. If the agreement is terminated by the Company without cause, Mr. Foret is entitled to receive a termination payment equal to 24 months of his base annual compensation and all options granted to Mr. Foret under the 1995 Stock Option Plan vest on the date of his termination.

     On August 13, 1996, the Company entered into a consulting agreement with Mr. McElroy and he resigned as an executive officer of the Company shortly thereafter. Pursuant to this agreement, the Company pays Mr. McElroy a consulting fee of $8,000 per month for a period of ten months.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The Company's executive compensation philosophy has been to align the interests of the Company's stockholders and executive officers, while promoting teamwork among the Company's executive officers. The Board of Directors and the Compensation Committee, which administers the Company's executive compensation programs, have implemented this philosophy through a compensation program which combines four components: base salary, profit sharing, stock options and, in certain circumstances, bonuses.

     Base Salary. The base salaries of the Company's senior vice presidents and vice presidents were set at the time such executives were hired, and have remained constant. Such salaries as determined at the time of hire were based on several factors, including comparisons with industry compensation levels and the individual executive's prior salary. In addition, base salary determinations were made in conjunction with the other components of executive compensation discussed herein, to assure proper attention to the Company's goals. Mr. Chowdry's base salary was premised on the salaries of major airline executives, adjusted to reflect in small portion the risk capital which he committed to the start up of the Company.

     Profit Sharing. The Company's Profit Sharing Plan provides for payments to eligible employees in semiannual distributions based upon the Company's pretax profits. The Company is obligated to make an annual profit sharing contribution of ten percent of the Company's pretax profits, which is defined to mean net income before taxes, but excluding (i) any income or loss related to charges or credits for unusual or infrequently occurring items and (ii) extraordinary items reported on separate line items in the Company's income statement. In 1996, every officer of the Company who had completed one year of service received the same percentage profit sharing distribution as all other eligible employees.

     Stock Options. The Company's 1995 Stock Option Plan was adopted in March 1995, as a means to attract, retain and motivate selected employees of the Company. The 1995 Stock Option Plan provides for the grant to eligible employees of incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, performance shares and performance units, dividend equivalents and other share based awards

     Bonuses. The Compensation Committee's policy is to provide a significant portion of executive officers' total compensation through annual bonuses as incentives to achieve the Company's financial and operational goals and increase shareholder value. The Company's bonus arrangements for its executive officers are intended to make a major portion of each executive officer's compensation dependent on the Company's overall performance. Such bonuses are also intended to link executive compensation to shareholder value and to encourage the executives to act as a team. Bonuses are also intended to recognize the executive's individual contributions to the Company.

     After reviewing the performance of the Company's executive officers during 1996 against Board approved financial plans of the Company, along with certain industry comparisons, the Committee determined to grant bonuses to executive officers in amounts ranging from 50% to 75% of such officers' base salaries. In order to further align the interest of the executives with those of the shareholders of the Company, the Committee recommended that those bonuses be paid in stock options to the executive officers, having a value based upon the Black-Scholes pricing method equal to the dollar amount of such bonuses.

Michael A. Chowdry
Brian Rowe

PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock to the S&P 500 Stock Index and the S&P Airlines Index for the dates indicated.

                         TOTAL RETURN TO SHAREHOLDER +

                                       TOT RET S&P        TOT RET S&P         ATLAS AIR
        Measurement Period              500 STOCK           AIRLINE            COMMON
      (Fiscal Year Covered)              INDEX*             INDEX*             STOCK**
8/10/95                                       100.000            100.000            100.000
12/31/95                                      111.143             97.385            104.688
12/31/96                                      136.664            107.036            298.438

 * Based on Close Price on August 9, 1995

** Based on IPO of $16 on August 10, 1995

 + Assume $100 invested on August 10, 1995 in each of the Company's Common
   Stock, the S&P 500 Stock Index and the S&P Airlines Index.

            ITEM 2. APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP ("Arthur Andersen") as independent auditors of the Company for the year 1997. Arthur Andersen has performed this function since May 22, 1995. For a discussion of the Company's previous change in auditors, see "Item 9. Changes in and Disagreement with Accountants on Accounting and Financial Disclosure" included in the Company's Form 10-K being provided herewith.

     Representatives of Arthur Andersen will be present at the Meeting with the opportunity to make a statement, if they wish, and to respond to appropriate questions from stockholders. The affirmative vote of a majority of the shares present and entitled to vote at the Meeting is necessary for the approval of the appointment of Arthur Andersen as independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR 1997.

                             STOCKHOLDER PROPOSALS

     The Company will not consider including a stockholder's proposal for action at its 1998 Annual Meeting of Stockholders in the proxy material to be mailed to its stockholders in connection with such meeting unless such proposal is received at the principal office of the Company no later than January 1, 1998.

                                            By order of the Board of Directors,

                                            /s/ Clark H. Onstad

                                            CLARK H. ONSTAD
                                            Senior Vice President, General
                                            Counsel
                                            and Secretary

Dated: April 12, 1997

Your vote is important. Stockholders who do not expect to be present at the Annual Meeting and who wish to have their stock voted are requested to sign and date the enclosed proxy and return it in the enclosed envelope. No postage is required if mailed in the United States.

--------------------------------------------------------------------------------

                                ATLAS AIR, INC.
                   538 COMMONS DRIVE, GOLDEN, COLORADO 80401

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
             FOR THE ANNUAL MEETING OF STOCKHOLDERS -- MAY 13, 1997

  The undersigned hereby constitutes and appoints Michael A. Chowdry and Richard
H. Shuyler, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Atlas Air, Inc. to be held at the Hyatt Regency Denver, 1750 Welton Street, Denver, Colorado 80202, on Tuesday, May 13, 1997 at 10:00 a.m. Denver time and at any adjournments thereof, on all matters coming before said meeting.

1. Election of Directors.    Nominees:      [ ] For          [ ] Withheld

 James J. Blanchard, Michael A. Chowdry, Mickey P. Foret, Lawrence W. Clarkson,
            David T. McLaughlin, Brian Rowe and Richard H. Shuyler.

      (To withhold vote for any individual nominee write that name below.)

--------------------------------------------------------------------------------

2. Ratification of appointment of Arthur Andersen LLP as independent public accountants.

                 [ ] For         [ ] Against         [ ] Abstain

3. In their discretion, upon other matters as they may properly come before the meeting.

                (Continued and to be signed on the other side.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          (Continued from other side.)

  You are encouraged to specify your choices by marking the appropriate boxes, see reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The persons named on the reverse side as agents and proxies cannot vote your share unless you sign and return this card.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                             Dated                        , 1997
                                                  ------------------------

                                             -----------------------------------

                                             -----------------------------------
                                                        Signature(s)

                                             Please mark, sign and return
                                             promptly using the enclosed
                                             envelope. Executors,
                                             administrators, trustees, etc.
                                             should give a title as such. If the
                                             signer is a corporation, please
                                             sign full corporate name by duly
                                             authorized officer.

--------------------------------------------------------------------------------